Exhibit 10.1(b)

ROYALTY DEED

Dated October 13, 2004

between

GENESIS INC.

and

ROYAL GOLD, INC.

THE TROY MINE
Lincoln County, Montana

i

Royalty Deed
Table of Contents

  i

Royalty Deed
Table of Contents

CAPTION		PAGE
Section 6.6	Binding Effect	8
Section 6.7	Covenants Run with the Land; Priority	8
Section 6.8	Governing Law	8
Section 6.9	Resolution of Technical and Market Issues	8
Section 6.10	Rule Against Perpetuities	9
Section 6.11	Memorandum of Deed for Recordation	9

SCHEDULES
Schedule 1	Description of Properties
Schedule 2	Area of Interest

ii

ROYALTY DEED

GENESIS INC., a Montana corporation (“Grantor”), by means of this Royalty Deed (“Deed”), effective as of the 13th day of October, 2004 (the “Effective Date”), in consideration of the payment to it by ROYAL GOLD, INC., a Delaware corporation (“Grantee”) of the sum of Two Hundred Fifty Thousand United States Dollars (US$250,000), the receipt and adequacy of which are acknowledged by Grantor, does hereby convey, grant, bargain, sell, transfer and assign to Grantee, its successors and assigns, a royalty interest (“Royalty”) in silver, copper and all other minerals of every kind or character (collectively, “Minerals”) found in, on or under any of the properties described in Schedule 1 hereto (“Properties”). The specific terms of this Royalty are set forth below.

1.	Commencement of Royalty Payment Obligations. Grantor’s obligation to pay the Royalty with respect to specific Minerals shall commence on the “Commencement Dates”, as set forth below in this Section 1, and shall apply to all Minerals that are extracted, produced and sold, including any Minerals that may be recovered as a result of reprocessing of tailings, dumps or other materials wherever located, if such materials were originally mined and removed from the Properties (collectively, “Production”).

1.1	Silver: The Royalty on silver shall commence after a cumulative total of 11,035,714 troy ounces of silver have been sold subsequent to the Effective Date (the “Silver Royalty Commencement Date”).

1.2	Copper: The Royalty on copper shall commence after a cumulative total of 42,674 tonnes of copper have been sold subsequent to the Effective Date (the “Copper Royalty Commencement Date”).

1.3	Other Minerals: The Royalty on any Mineral other than silver and copper shall commence after a cumulative total of 100% of the expected recoverable reserves of that Mineral, as determined by Grantor and Grantee to exist as of the Effective Date, have been sold subsequent to the Effective Date (the “Other Mineral Royalty Commencement Date”).

2.	Royalty Percentages.

2.1	Phase One Royalty Percentage: The Royalty shall be equal to Six and One-Tenths Percent (6.1%) (the “Phase One Royalty”) of Gross Smelter Returns, as defined in Section 3, with respect to the following quantities of Minerals sold after their respective Royalty Commencement Dates:

(a) Silver: 1,655,357 troy ounces;

(b) Copper: 6,401 tonnes; and

(c) Other Minerals: All Production in excess of one hundred percent (100%), up to and including one hundred fifteen percent (115%), of the expected recoverable reserves of those Minerals, as determined by Grantor and Grantee to exist as of the Effective Date.

2.2	Phase Two Royalty Percentage: The Royalty for each Mineral shall be reduced to two percent (2%) (the “Phase Two Royalty”) of Gross Smelter Returns after the quantity of that Mineral set forth in Section 2.1 has been sold and all Phase One Royalties for that Mineral have been paid. The Phase Two Royalty shall be a perpetual royalty on all Production of a Mineral after all payments of the Phase One Royalty for that Mineral have been made.

3.	Gross Smelter Returns Defined. As used in this Deed, “Gross Smelter Returns” means the revenues attributed to Production, with no deduction for any costs paid by or charged to Grantor, including but not limited to the Montana Metalliferous Mines Tax and Resource Indemnity Trust and Groundwater Assessment Tax. Those revenues shall be determined on a calendar month basis, and paid on a calendar quarter basis, by multiplying the ounces, pounds or tonnes, as the case may be, of Mineral that was sold during that month, as determined pursuant to (i) and (ii) below of this Section 3, by the deemed average monthly sales price of each type of Mineral, as determined pursuant to Sections 3.1, 3.2 or 3.3 below. For the term of the Memorandum of Agreement (“MOA”) that currently is in effect and the term of the “Final Agreement” (as defined in the MOA):

(i)	the quantity of ounces, pounds or tonnes of Mineral sold shall be equal to the metal content for which Grantor is paid pursuant to the MOA or Final Agreement, as applicable, and subsequently adjusted upward or downward in accordance with the quantity adjustments made between Grantor and Trafigura AG pursuant to the MOA or Final Agreement; and

(ii)	the Mineral shall be deemed to have been sold when “Title” to the “Concentrates” (as defined in the MOA) is transferred from Grantor to the “Buyer” (as defined in the MOA); provided, however, if Grantor stockpiles or warehouses any Concentrates for more than ninety (90) days, Grantor shall be deemed, for purposes of this Deed, to have sold those Concentrates in the calendar month in which the ninetieth (90th) day falls, in which event Grantor shall make a provisional payment of Royalty to Grantee based upon Grantor’s good faith estimate of the quantities of Minerals in those Concentrates, and a final upward or downward adjustment shall be made when Grantor and the Buyer make their final settlement for those Concentrates.

If the MOA or Final Agreement, as applicable, terminates or no longer is in effect while any Royalty under this Deed is payable to Grantee, Grantor and Grantee shall negotiate in good faith to reach agreement on a new basis for determining such quantity. If Grantor and Grantee cannot reach agreement on such basis within thirty (30) days after such termination, as the case may be, either party may submit the matter for resolution pursuant to the procedures set forth in Section 6.9. In that proceeding, each party shall submit a proposed basis for determining the quantity of Mineral sold for the balance of the Royalty, and the arbitrators shall be obligated to select one of those proposals. The standard to be applied by the arbitrators shall be which of the two proposals contains procedures to be used for quantity determinations that are most consistent with those made pursuant to the MOA or Final Agreement, as applicable.

3.1	Silver: The average monthly price for silver shall be calculated by dividing the sum of all of the daily London Fix spot prices (expressed in United States dollars) for silver reported for the month by Platt’s Metals Week, by the number of days during that month for which such prices were reported.

3.2	Copper: The average monthly price for copper shall be calculated by dividing the sum of all of the daily per-tonne London Metal Exchange spot prices (expressed in United States dollars) reported for the month by Platt’s Metals Week, by the number of days during that month for which such prices were reported.

3.3	Other Minerals: The average monthly price for Minerals other than silver and copper shall be calculated by dividing the sum of all of the daily spot prices for the final refined product of such Minerals reported for the month by Platt’s Metals Week, by the number of days during that month for which such prices were reported.

3.4	Replacement Indices: If either the London Metal Exchange or Platt’s Metals Week cease reporting spot prices for any Mineral described above, those references, with respect to that Mineral, shall be replaced with references to spot prices of that Mineral in the most nearly comparable established market and/or publication selected by the parties’ mutual agreement. If the parties cannot reach agreement on a mutually satisfactory market measure or publication within thirty (30) days after cessation of the applicable report, then either party may submit the issue for resolution pursuant to the procedures set forth in Section 6.9.

4.	Payment Procedures; Reports.

4.1	Payments of Royalty: Payments of the Royalty shall be made on a calendar quarter basis, within ten (10) business days after the end of each calendar quarter, by check or wire transfer, at the election of Grantee, to the address set forth in Section 6.2.

4.2	Financial Reports: Subject to the confidentiality requirements of Section 5.4, Grantee shall have the right to be supplied monthly with duplicate settlement sheets from any refinery, mill, smelter or other purchaser of Production, whether or not Production has been sold, and shall contain sufficient information as to the value, pricing and amounts of intermediate product and final product sold for Grantor’s account so that Grantee will have access to all information and data that are reasonably necessary and appropriate for it to determine the amount of Royalty due it under this Deed.

4.3	Objection, Finality of Payments: Grantee, at its sole election and expense, shall have the right to perform, not more frequently than once annually following the close of each calendar year, an audit by any authorized representative of Grantee of Grantor’s accounts relating to the Royalty. Any such inspection shall be for a reasonable length of time during regular business hours, at a mutually convenient time, upon at least ten (10) business days’ prior written notice by Grantee. All Royalty payments made in any calendar year shall be considered final and in full accord and satisfaction of all obligations of Grantor, unless Grantee gives written notice describing and setting forth a specific objection to the calculation thereof within one (1) year following the end of that calendar year. Grantor shall account for any agreed upon deficit or excess in Royalty payments made to Grantee by adjusting the next monthly statement and payment following completion of such audit to account for such deficit or excess.

5.	Additional Rights, Obligations and Covenants of the Parties.

5.1	Commingling of Production: Subject to the limitations, conditions and requirements of this Section 5.1, Grantor shall have the right to mix or commingle, either underground, at the surface, or at a processing plant or any other treatment facilities, any Production from the Properties with ores or material derived from other lands or properties that are owned, lease or controlled by Grantor. Before commingling, Grantor shall weigh, measure, sample and analyze the respective ores and materials in accordance with sound mining and metallurgical practices such that the Royalty can be reasonable and accurately determined. As products are produced from the commingled ores, Grantor shall calculate from representative samples the average percentage recovery of products produced from the commingled ores during each month. In obtaining representative samples and calculating the average grade of commingled ores and average percentage of recovery, Grantor may use procedures that are in accordance with best practices in the mining and metallurgical industry. The records relating to commingled ores shall be made available for inspection by Grantee, at Grantee’s sole expense, at all reasonable times and shall be retained by Grantor for a period of one (1) year after the calendar year in which the commingling occurred. Notwithstanding the foregoing provisions of this Section 5.1, Grantor shall not commingle Production from the Properties with ores or minerals derived from other lands or properties if such commingling has a reasonable likelihood of reducing the recovery rate of metals from that Production below what the recovery rate would have been without commingling. Any disputes concerning commingling procedures or results or the applicability of the prohibition in the preceding sentence shall be resolved pursuant to the procedure set forth in Section 6.9.

5.2	Geological and Other Data and Reports: From and after the date of execution of this Deed, Grantor shall deliver to Grantee not less frequently that quarterly, or otherwise shall make available, the following data and information relating to operations conducted on or for the benefit of the Properties:

(a)	The monthly operations and exploration report prepared by Grantor for operations on the Properties;

(b)	The annual reserve report for the Properties prepared by Grantor, along with any updates, as and when any of the same have been finalized and approved by Grantor;

(c)	Grantor’s life of mine plan relating to the Properties;

(d)	The annual plan and budget prepared by Grantor relating to the Properties and any amendments thereto, as and when any of the same have been finalized and approved by Grantor; and

(e)	Any additional material engineering or economic studies or analyses prepared by Grantor and relating to the Properties as and when any of the same have been finalized and approved by Grantor.

5.3	Inspection: Grantee and its authorized agents who are experienced in mining operations, at Grantee’s sole risk and expense, shall have the right, exercisable at reasonable intervals and during regular business hours, at a mutually convenient time, and in a reasonable manner conforming to Grantor’s safety rules and regulations and so as not to interfere with Grantor’s operations, to go upon the Properties for the purposes of inspecting same. Grantee shall furnish Grantor with prior written notice of the time and place of any inspection by Grantee pursuant to this Section 5.3. Grantee shall defend, indemnify and hold Grantor harmless from and against all costs incurred (including reasonable attorneys’ fees and the costs of defending any such claims) based on claims for damages, including injury or damage to other persons or property, arising out of any death, personal injury or property damage sustained by Grantee, its agents or employees, while in or upon the Properties, unless such death, injury or damage results from Grantor’s gross negligence or willful misconduct.

5.4	Confidentiality: Grantee shall not, without the prior written consent of Grantor, disclose to any third party (excluding, however, any representative, affiliate, agent, consultant or contractor of Grantee who has a bona fide need to be informed) any information concerning operations, including exploration, on the Properties which is not generally available to the public; provided, however, that upon not less than five (5) days’ prior written notice to Grantor setting forth the nature and content of the proposed disclosure, Grantee may disclose information or data pertaining to the Properties to: (a) any third party to whom Grantee in good faith anticipates selling or assigning all or a part of its interest hereunder, or (b) any lender or underwriter from whom Grantee is seeking to obtain funds. Grantee shall require those parties to keep the information so provided confidential. If either Grantor or Grantee determines in good faith that a disclosure is required for compliance with applicable laws, rules, regulations or orders of any government agency or stock exchange having jurisdiction, that party shall provide as much prior notice to the other party of the nature and contents of the proposed disclosure, for the review and comment of the other party, as is reasonably possible under the circumstances.

5.5	Area of Interest: As further consideration for this Deed, if, as of the Effective Date Grantor owns, or after the Effective Date Grantor acquires, any mining claims, lands, leases or mineral interests within the area described in Schedule 2 hereto (the “Area of Interest”), such property shall be deemed to be part of the Properties and subject to all of the terms and conditions of this Deed, including the obligation to pay Grantee the Royalty.

5.6	Abandonment of Properties: Grantor may elect at any time to terminate or abandon its interests in any and all unpatented mining claims included in the Properties at any time as it may in its sole discretion deem appropriate, subject only to the provisions of this Section 5.6. In the event that Grantor wishes to abandon any or all of those unpatented claims, it shall provide Grantee with not less than forty-five (45) days prior notice of its intention to do so and offer to transfer such claims to Grantee. At any time during the forty-five (45) day period, Grantee may notify Grantor that it elects to accept transfer of such claims. In that event, Grantor shall transfer those claims to Grantee by quitclaim deed. If Grantor fails to pay any real estate taxes on any of the Properties and such failure results in a tax delinquency notice, it shall, within thirty (30) days after receipt of that notice, either cure such delinquency or transfer the Properties to Grantee by quitclaim deed; provided, however, if Grantor in good faith disputes such delinquency notice, it shall not be required to cure the alleged delinquency or transfer the properties to Grantee unless and until the dispute has been finally resolved, either by agreement between the taxing authority and Grantor, or a final administrative or judicial decision from which all appeals have been exhausted or waived. Grantee’s rights under this Section 5.6 shall be subordinate to the prior rights of Asarco Incorporated and Kennecott Montana Company to receive reconveyances of the Properties if Grantor elects to terminate of abandon same, unless those parties waive or elect not to exercise those rights or agree to subordinate their rights to those of Grantee under this Section 5.6.

6.	General Provisions.

6.1	Assignment: Either party may assign its interests under this Deed freely, in whole or in part; provided, however, that any transfer or conveyance by either party of any interest in the Royalty or in the Properties shall be expressly made subject to, and the assignee or transferee shall commit in writing to be bound by, all of the terms and conditions and covenants of this Deed.

6.2	Notices: Any notice, election, report or other correspondence required or permitted hereunder shall be in writing and (i) delivered personally; or (ii) sent by registered or certified United States mail, postage prepaid, return receipt requested; or (iii) sent by reputable overnight courier; (iv) sent by facsimile, with confirmation of delivery requested. All such notices shall be addressed to the party to whom directed as follows:

If to Grantor:

Genesis Inc., c/o Revett Silver Company
11115 E. Montgomery
Suite G
Spokane Valley, Washington 99206
Attention: President
Facsimile Number: 509-891-8901

If to Grantee:

Royal Gold, Inc.
1660 Wynkoop St.
Suite 1000
Denver, Colorado 80202-1132
Attention: President
Facsimile Number: 303-595-9385

Either party may, from time-to-time, change its address for future notices hereunder by notice in accordance with this Section 6.2.

6.3	Amendments and Waiver: No modifications or waivers of the terms and conditions of this Deed shall be binding upon either party unless in writing, dated subsequent to the date of this Deed, and executed by an authorized representative of each party. No waiver by either party of a breach of any of the provisions of this Deed shall be construed as a waiver of any subsequent breach, whether of the same or of a different character.

6.4	Relationship of the Parties: The relationship of the parties hereto is contractual only. The Royalty shall not grant to Grantee any rights to participate or influence management or decision-making regarding operations on the Properties, nor shall it obligate the Grantee to assume any responsibilities for costs of Grantor’s operations on the Properties or any liabilities resulting there from.

6.5	Further Instruments: The parties hereto agree that they will execute any and all instruments as may be necessary or required to carry out and effectuate any and all of the provisions of this Deed.

6.6	Binding Effect: This Deed shall be binding upon, and shall inure to the benefit of, the parties hereto and their respective successors and assigns.

6.7	Covenants Run with the Land; Priority: The Royalty granted to Grantee by this Deed shall be in the nature of an interest in real property which shall run with the land. The contractual provisions of this Deed shall continue for so long as Grantee, its successors and assigns retain any interest in the Properties or in any of the lands covered by any of the unpatented mining claims included within the Properties as of the date of this Deed, or in any lands made subject to this Deed within the Area of Interest pursuant to Section 5.5. This Royalty shall have priority over, and in no event shall be subordinated to, any project or other financing that Grantor may obtain with respect to the Properties after the Effective Date of this Deed, unless Grantee specifically so provides in writing.

6.8	Governing Law: This Deed is made under and shall be interpreted and enforced in accordance with the laws of the State of Montana, without regard to those principles of conflicts of laws that might otherwise require the application of the laws of another jurisdiction.

6.9	Resolution of Technical and Market Issues: The parties acknowledge that technical issues such as but not limited to those relating to commingling, measurements of tonnage, grade and recoveries, and indices for deemed sales prices may arise in the future based upon changes of circumstances which the parties are not able to anticipate at the time of the execution of this Deed. Grantor and Grantee each agree to negotiate in good faith to attempt to resolve any such disputes. If the parties are unable to resolve any such issue which involves a claim for payment or the assertion or a cost or liability by either party of an amount not more than Two Hundred Fifty Thousand Dollars ($250,000), and the resolution of such dispute will not otherwise result in this Deed being declared void, rescinded or otherwise unenforceable by either party, such dispute shall be resolved by binding arbitration. The arbitration shall be conducted in accordance with the commercial arbitration rules of the American Arbitration Association, except (a) the parties agree that they each shall choose one arbitrator experienced in the technical or market area involved in the dispute and that the two arbitrators so named shall choose a third arbitrator to compile the panel of three (3) arbitrators; (b) the parties shall be entitled to reasonable discovery prior to the arbitration hearing, as determined by the arbitrators; (c) the arbitrators shall be entitled, in their reasonable discretion, to make equitable decisions to govern the parties’ future conduct with respect to such technical or market matters; and (d) the arbitrators shall be entitled, in their reasonable discretion, to award costs of arbitration and attorneys’ fees to the prevailing party.

6.10	Rule Against Perpetuities: Any right or interest granted under this Deed (including but not limited to Grantor’s obligations under Sections 5.5 and 5.6) that would violate any applicable Rule Against Perpetuities or any similar rule of law, shall terminate twenty-one (21) years after the death of the last survivor of the children and grandchildren of Robert F. Kennedy who are alive on the Effective Date.

6.11	Memorandum of Deed for Recordation: This Deed shall not be recorded or filed in the county records of Montana or in the Montana State Office of the Bureau of Land Management. Grantor and Grantee shall execute and record in the appropriate Montana county records and file in the Montana State Office of the Bureau of Land Management a short form of this Deed for the purpose of providing constructive notice of the parties’ respective rights and obligations hereunder with respect to the Properties.

     WHEREFORE, the Grantor and Grantee have executed this Deed to be effective as of the date first above written.

GENESIS INC.
By:	/s/ William Orchow

Print Name: William Orchow
Title: President & CEO

ROYAL GOLD, INC.
By:	/s/ Tony A. Jensen

Print Name: Tony A. Jensen
Title: President & COO